UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2021

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38249	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

(Address of principal executive offices) (Zip Code)

(310) 601-2505

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4©)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	LIVX	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of June 7, 2021 (the “Closing Date”), LiveXLive Media, Inc. (the “Company”) entered into a Business Loan Agreement (the “Business Loan Agreement”), with East West Bank (the “Senior Lender”), for revolving credit facility collateralized by all of the assets of the Company and its subsidiaries. The Business Loan Agreement provides for up to $7.0 million in borrowing capacity in the form of a secured first lien revolving credit facility with a maturity date of June 2, 2023 (the “Revolving Credit Facility”). In connection with the Business Loan Agreement, the Company entered into a Promissory Note with the Senior Lender in the principal amount of $7.0 million (the “Promissory Note”). The net proceeds of the borrowings under the Revolving Credit Facility will be used for the Company’s business operations and general working capital.

Borrowings under the Revolving Credit Facility are subject to certain financial covenants and ratios as set forth in the Business Loan Agreement and bear interest at a rate equal to the prime rate plus 0.50%. The Company may prepay without penalty all or a portion of the amount owed to the Senior Lender. The Business Loan Agreement includes various financial and other covenants with which the Company has to comply in order to maintain borrowing availability, including maintaining required minimum liquidity amount and minimum asset coverage ratio.

Other covenants include, but are not limited to, covenants limiting or restricting the Company’s ability to incur indebtedness, incur liens, enter into mergers or consolidations involving debt, dispose of assets, make loans and investments and pay dividends. The Business Loan Agreement also contains customary events of default including, but not limited to, payment defaults, covenant defaults, cross-defaults to other indebtedness, inaccuracy of representations and warranties, bankruptcy and insolvency events, defects in the Senior Lender’s security interest, change in control events and material adverse change. The occurrence of an event of default could result in the acceleration of all obligations of the Company to the Senior Lender with respect to indebtedness, whether under the Business Loan Agreement or otherwise.

In connection with the Business Loan Agreement, the Company also entered into the following additional agreements with the Senior Lender effective as of the Closing Date: (i) Commercial Security Agreement (the “Commercial Security Agreement”) pursuant to which the Company granted a continuing security interest in all of the Company’s assets to the Senior Lender, and (ii) an Assignment of Deposit Account agreement, including by certain subsidiaries of the Company.

The foregoing description of the Business Loan Agreement, the Commercial Security Agreement and the Promissory Note is a summary only, does not purport to be complete and is qualified in its entirety by reference to the full texts of the Business Loan Agreement, the Commercial Security Agreement and the Promissory Note which are filed as Exhibits 10.1, 10.2 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

In connection with the execution of the Revolving Credit Facility, the holders of the Company’s 8.5% Senior Secured Convertible Notes (the “Subordinated Lenders”) in the aggregate principal amount of $15.0 million (the “Subordinated Notes”) agreed to (i) extend the maturity date of the Subordinated Notes to June 3, 2023 and (ii) subordinate their security interest in all of the Company’s assets to the Senior Lender. In consideration of such loan extension and subordination, the Company issued to the Subordinated Lenders an aggregate of 60,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), with piggyback registration rights. The Shares were issued as restricted securities in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended. All other terms of the Subordinated Notes and related transaction documents will remain the same.

In connection with the extension of the Subordinated Notes, Robert S. Ellin, the Company’s CEO, Chairman, director and principal stockholder, agreed to extend the period during which he cannot dispose of any equity securities of the Company owned by him or any entity of which he is the beneficial owner and not to cease to be the beneficial owner of any other equity securities of the Company of which Mr. Ellin is the beneficial owner as of June 3, 2021 until the Subordinated Notes are paid in full (subject to certain exceptions), without the Subordinated Lenders’ prior written consent.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1*	Promissory Note, dated as of June 2, 2021, issued by the Company to East West Bank.
10.1*	Business Loan Agreement, dated as of June 2, 2021, between the Company and East West Bank.
10.2*	Commercial Security Agreement, dated as of June 2, 2021, between the Company and East West Bank.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

Dated: June 11, 2021	By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
	Title:	Chief Executive Officer and Chairman of the Board of Directors

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